ICON Health & Fitness, Inc. Results of Operations for the three and nine months ended February 26, 2005 April 12, 2005

For the three months ended February 26, 2005, ICON Health & Fitness, Inc. (the "Company") reported net sales of $301.3 million, compared to $306.9 million for the three months ended February 28, 2004, which represents a $5.6 million, or a 1.8% decrease over the corresponding three-month period ended February 28, 2004. For the nine months ended February 26, 2005, ICON reported net sales of $707.4 million, compared to $780.2 million for the nine months ended February 28, 2004, which represents a $72.8 million, or 9.3%, decrease over the corresponding nine-month period ended February 28, 2004. Due to the historically high sales for the nine-month period ended February 28, 2004 and weak demand, sales were lower in the nine-month period ended February 26, 2005.

During the second quarter of fiscal 2005, management determined that the Company's JumpKing, Inc. ("JumpKing") subsidiary would discontinue manufacturing, marketing and distributing all outdoor recreational equipment (“outdoor recreational equipment operations”) which includes trampolines, spas and other non-exercise related products. The outdoor recreational equipment operations have been classified as a discontinued operation and its expenses are not included in the results of continuing operations. The results of operations for the nine months ended February 26, 2005 for the outdoor recreational equipment operations have been reclassified to loss from discontinued operations. As of February 26, 2005, the Company has approximately $17.3 million of assets that have been written down which consist of inventory of approximately $15.9 million and fixed assets of approximately $1.3 million. The loss from operations, net of tax, for the outdoor recreational equipment was $25.2 million and $3.8 million for the nine months ended February 26, 2005 and February 28, 2004 respectively. The Company expects to complete this discontinuation of its outdoor recreational operations by the second quarter of fiscal 2006. The outdoor recreational equipment operations were not part of the Company’s core business operations or its strategic focus. The outdoor recreational operations were not making a positive contribution to the Company’s earnings and also required a substantial investment in working capital.

Net loss for the three months ended February 26, 2005 was $0.8 million, compared to net income of $18.2 million for the three months ended February 28, 2004. Net loss before taxes and discontinued operations for the three months ended February 26, 2005 was $3.0 million, compared to a net income before taxes and discontinued operations of $25.5 million for the three months ended February 28, 2004. The provision for taxes for the three months ended February 26, 2005 was $1.9 million compared to a provision of $5.7 million in the three months ended February 28, 2004. Depreciation and amortization for three months ended February 26, 2005 was $6.4 million compared to $6.1 million for the three months ended February 28, 2004. Interest expense, including amortization of deferred financing fees, for the three months ended February 26, 2005 was $8.3 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $6.7 million. The loss from discontinued operations for the three months ended February 26, 2005 net of a tax benefit of $3.8 million was $2.0 million compared to a loss on discontinued operations of $1.6 million net of tax benefit of $0.5 million for the three months ended February 28, 2004.

Net loss for the nine months ended February 26, 2005 was $39.7 million, compared to net income of $31.9 million for the nine months ended February 28, 2004. Net loss before taxes for the nine months ended February 26, 2005 was $24.1 million, compared to a net income before taxes of $52.2 million for the nine months ended February 28, 2004. The benefit from taxes for the nine months ended February 26, 2005 was $9.5 million compared to a provision of $16.5 million in the nine months ended February 28, 2004. Depreciation and amortization for the nine months ended February 26, 2005 was $17.8 million compared to $16.8 million for the nine months ended February 28, 2004. Interest expense, including amortization of deferred financing fees, for the nine months ended February 26, 2005 was $22.0 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $19.4 million. The loss from discontinued operations for the nine months ended February 26, 2005 net of a tax benefit of $16.7 million was $25.2 million compared to a loss on discontinued operations of $3.8 million net of tax benefit of $1.8 million for the nine months ended February 28, 2004.

The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through early spring. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of sales. During these periods, the Company builds product inventory to prepare for the heavy demand anticipated during the peak season. This operating strategy helps the Company to realize the efficiencies of a steady pace of year-round production.

The Company defines EBITDA as income before interest expense, income tax expense, depreciation and amortization and certain non-recurring items. The loss on discontinuing operations incurred in the nine months ended February 26, 2005 meets the definition of "non-recurring" in relevant SEC guidelines. EBITDA for the three months ended February 26, 2005 was $17.8 million compared to $38.3 million for the three months ended February 28, 2004. EBITDA for the nine months ended February 26, 2005 was $15.8 million compared to $88.4 million for the nine months ended February 28, 2004.

To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP measure of earnings before income taxes, depreciation and amortization (“EBITDA”) which is adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the reader's overall understanding of our current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results. The non-GAAP measures are included to provide us and investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. For example, EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business. Further, these non-GAAP results are one of the primary indicators we use for planning and forecasting in future periods. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

We define EBITDA as income before interest expense, income tax expense, depreciation and amortization and certain non-recurring items. The loss on discontinuing operations incurred in the nine months ended February 26, 2005 meets the definition of "non-recurring" in relevant SEC guidelines.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The following table reconciles net income (loss) to EBITDA for the three months and nine months ended February 26, 2005 and February 28, 2004, respectively:

Three months	Nine months

February 26, 2005
Net income (loss)	$(0.8)	$(39.7)
Add back:
Depreciation and amortization	6.4	17.8
Provision for (Benefit from) income taxes	1.9	(9.5)
Interest expense	8.0	21.1
Amortization of deferred financing fees	0.3	0.9
Discontinued operations	2.0	25.2

EBITDA	$17.8	$15.8

Three months	Nine months

February 28, 2004
Net income (loss)	$18.2	$31.9
Add back:
Depreciation and amortization	6.1	16.8
Provision for income taxes	5.7	16.5
Interest expense	6.4	18.8
Amortization of deferred financing fees	0.3	0.6
Discontinued operations	1.6	3.8

EBITDA	$38.3	$88.4

The following table reconciles cash flow from operating activities to EBITDA for the three months and nine months ended February 26, 2005 and February 28, 2004, respectively:

Three months	Nine months

February 26, 2005
Cash flow from operating activities	$47.3	$(84.3)
Net change in operating assets
and liabilities	(36.7)	50.2
Interest expense	8.0	21.1
Provision (benefit) for deferred taxes	(4.7)	13.1
Discontinued operations, net of tax benefit	2.0	25.2
Income tax benefit	1.9	(9.5)

EBITDA	$17.8	$15.8

Three months	Nine months

February 28, 2004
Cash flow from operating activities	$31.4	$(39.6)
Net change in operating assets
and liabilities	(6.8)	90.0
Interest expense	6.4	18.8
Amortization of discount on 11.25% notes	-	(0.1)
Provision (benefit) for deferred taxes	-	(1.0)
Discontinued operations, net of tax benefit	1.6	3.8
Income tax benefit	5.7	16.5

EBITDA	$38.3	$88.4

Total assets as of February 26, 2005 and May 31, 2004 were $628.2 million and $558.5 million, respectively. The increase in assets was primarily attributable to the increases in accounts receivable, and deferred tax assets. Accounts receivable increased as a result of our completing our peak periods for sales. The increase in deferred tax assets can be attributed to the current year losses, i.e., the benefit going forward from the loss on discontinued operations and the carry forward of foreign tax credits available from the carry back of the current year's net operating loss. We have approximately $6.9 million of foreign tax credit carryforwards available to reduce future income taxes at February 26, 2005. We believe it is more likely than not that our foreign tax credit carryforwards will be utilized through the reversal of existing temporary differences, future earnings, tax strategies or a combination thereof. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We also booked an income tax receivable for $21.4 million for the current net operating loss that can be carried back to prior taxable years. Net debt (current portion of long-term debt plus long-term debt less cash) for the nine-month period ended February 26, 2005 and the fiscal year ended May 31, 2004 was $351.5 million and $283.9 million, respectively. This increase represents the amounts to fund operating activities for the period, including capital expenditures purchases which were $32.1 million compared to capital expenditures of $17.4 million in the nine months ended February 28, 2004. Capital expenditures in China were $16.0 million as of February 26, 2005 and $4.9 million as of February 28, 2004.

The Company will hold a conference call with investors on Wednesday, April 13, 2005; at 4:30 p.m. EST to discuss its financial results for the third quarter of fiscal 2005 filed on Form 10-Q with the Securities and Exchange Commission on April 12, 2005. The Form 10-Q can be accessed at www.sec.gov. ICON Chairman and CEO, David J. Watterson and CFO, Fred Beck, will co-host the call. To participate by phone, please dial 888-843-6163. Callers should ask to be connected to the "ICON EARNINGS" conference call.

A telephonic playback will be available approximately one hour after the call ends through 12:59 A.M. (CT), April 21, 2005. To listen to the playback, please dial 800-327-0518. The pass code for the playback is 76484.

The Company is one of the largest manufacturer's and marketer's of fitness equipment. The Company is headquartered in Logan, Utah and has approximately 3,900 employees worldwide. The Company develops, manufactures and markets fitness equipment under the following company-owned brand names: ProForm, NordicTrack, Weslo, HealthRider, Image, Weider, Epic, Free Motion Fitness and, under license, Reebok and Gold's Gym.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales between high margin and low margin products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in the Company's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com